Rule 17g-1 - Bonding of Officers and Employees of
          Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond

JPMorgan Trust I	      		     $2,500,000
JPMorgan Trust II			     $2,500,000
Undiscovered Managers Funds		     $1,000,000
UM Investment Trust			     $750,000
UM Investment Trust II			     $175,000
JPMorgan Investment Trust		     $1,500,000
J.P. Morgan Fleming Mutual Fund Group, Inc.  $2,500,000
J.P. Morgan Mutual Fund Group		     $900,000
J. P. Morgan Mutual Fund Investment Trust    $400,000